Exhibit 99.8

CONSENT OF JEFFREY SKLAR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the proxy statement/prospectus which forms a part of Registration Statement No. 333-214559 on Form S-4 of Alliqua Holdings, Inc. (“New Alliqua”), as amended (the “Registration Statement”), as a person to become a member of New Alliqua’s board of directors effective as of the effective time of the Alliqua Merger (as such term is defined in the Contribution Agreement and Plan of Merger, dated as of October 5, 2016, by and among New Alliqua, Alliqua BioMedical, Inc., Chesapeake Merger Corp. and Soluble Systems, LLC) and to the filing of this consent as an exhibit to the Registration Statement.

Dated:  January 25, 2017

/s/ Jeffrey Sklar
Jeffrey Sklar